Exhibit 10.2

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 8, 2025, by and between Kestrel Group Ltd (formerly known as Ranger Bermuda TopCo Ltd), a Bermuda exempted company limited by shares (the “Company” and the Company, together with its subsidiaries, the “Company Group”) and Bradford Luke Ledbetter, an individual (“Executive”).

WITNESSETH

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated December 29, 2024 (the “Prior Employment Agreement”);

WHEREAS, the Company and the Executive wish to amend and restate the Prior Employment Agreement (in its entirety) to reflect certain changes to the terms and conditions of the Executive’s current employment with the Company as Chief Executive Officer; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.       Duties and Responsibilities. The duties and responsibilities of Executive shall be those of a senior executive of the Company, as the same shall be assigned to Executive, from time to time, by the Board of Directors of the Company (the “Board”), in each case consistent with Executive’s title. Executive recognizes that, during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company and agrees to devote all of Executive’s business time and attention to the performance of Executive’s duties and responsibilities and to use Executive’s best efforts to promote and develop the business of the Company. Notwithstanding the foregoing, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company, in each case, so long as such activities do not materially interfere with Executive’s duties to the Company. Executive shall be required to travel as reasonably necessary to carry out Executive’s duties.

It is the intention of the Company that Executive shall be appointed as Chief Executive Officer to serve in such position at the pleasure of the Board, reporting on a day-to-day basis directly to the Board. Other than Terry Ledbetter, all employees of the Company shall report directly or indirectly to the Executive.

2.	Term; Termination of Employment.

(a)       Term. For a period commencing as of the Effective Time and ending on May 1, 2028 (the “Term”), and thereafter for such period, if any, as may be agreed upon in writing by the Company and Executive, the Company hereby employs Executive in the capacities herein set forth. Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Term. This Agreement shall renew for successive five-year periods unless one of the parties provides written notice of not less than ninety days prior to the end of the Term or any successive Term that the party will not renew the Agreement; if such notice is provided, Executive shall receive, subject to his execution of a Release (as described in Section 2(d) below), three months’ additional payment if terminated not for Cause within three months of the expiration of this Agreement (the “Non-Renewal Payment”). Notwithstanding the terms of this Agreement, the Company may designate one of its US subsidiaries to act as the Executive’s employer for payroll purposes only.

(b)       Company’s Right to Terminate. Notwithstanding the provisions of Section 2(a), Executive’s employment under this Agreement may be terminated at any time prior to the expiration of the Term for any of the following reasons:

(i)	upon Executive’s death;

(ii)	upon Executive becoming “disabled,” which for purposes of this Agreement means Executive shall have been unable to perform his duties (with or without a reasonable accommodation) for a period of more than ninety (90) days in any twelve (12) month period;

(iii)	by reason of Executive’s resignation with or without Good Reason which for purposes of this Agreement means a termination of the Executive’s employment by the Executive due to:

1.	a material reduction in the Executive’s Base Salary;

2.	a material reduction in the Executive’s annual bonus opportunity;

3.	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company or any of its affiliates;

4.	the Company’s dismissal of the Executive from the Board (or failure to nominate as a board member) or the boards of any affiliated entities;

5.	a material, adverse change in the Executive’s duties, title, or responsibilities; or

6.	a material, adverse change in the reporting structure applicable to the Executive.

The Executive may terminate “For Good Reason” provided that he has given the Company written notice of the grounds constituting “For Good Reason” in reasonable detail and of his intention to so terminate with specific reference to this clause within 90 days of initially becoming aware of such grounds, the Company fails to remedy the condition within a 30 day period, and the Executive in fact separates from service with the Company “For Good Reason” within the two year period following the initial existence of the condition at issue”; or

(iv)	by the Company other than for Cause; or

(v)	by the Company for “Cause,” which for purposes of this Agreement means (A) a material breach of this Agreement by Executive, but only if such breach is not cured within thirty (30) days following written notice by Company to Executive of such breach, assuming such breach may be cured; (B) Executive is convicted of any felony or crime involving serious moral turpitude; or (C) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which does materially and adversely affects the business or reputation of Company, but only if such breach is not cured within thirty (30) days following written notice by Company to Executive of such breach, assuming such breach may be cured. No act, failure to act or course of conduct on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of Company. Any written notice by the Company to Executive pursuant to this Section 2(b)(iii) shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Cause. The Executive shall have the right, within five (5) days following the receipt of such notice, to submit a written appeal to the Board, together with any supporting materials or arguments. The Board shall consider the Executive’s appeal in good faith and provide a final written decision within fifteen (15) days of the receipt of the appeal. The termination for Cause shall not become effective until the Board has issued its final written decision following the appeals process.

(c)       If Executive’s employment hereunder terminates upon expiration of the Term or if such employment is terminated pursuant to Section 2(b) by Executive or by Company, all rights and obligations of Executive and Company with respect to Executive’s Base Salary shall terminate contemporaneously with the termination of such employment, provided, however, the Company shall pay/provide Executive (i) unpaid salary accrued through the date of employment termination, (ii) reimburse, unreimbursed business expenses, and (iii) provide vested rights with respect to long term incentive awards, stock options or other equity awards, and Company’s qualified benefit plans (which benefits and rights shall survive as governed by the separate agreements, plans and other documents and instruments governing such matters) (“Accrued Rights”); and in the event of (1) Executive’s death or disability, Executive or Executive’s estate, as applicable, shall be entitled to receive his Base Salary continued for a period of six months thereafter and paid pursuant to normal payroll practices, and a lump sum payment equal to the amount of Annual Bonus that was accrued for the year in which Executive’s employment ends based on a good faith determination of the Board in accordance with the Company’s normal practices as of the last day of the calendar month during which Executive’s termination became effective (the “Pro-Rated Bonus”), which shall be paid when bonuses would normally be paid, or (2) a termination of Executive’s employment by the Company not for Cause or due to resignation by the Executive for Good Reason, Executive shall be entitled to the Pro-Rated Bonus, and a payment of the remaining Base Salary that could have been earned by Executive under this Agreement for the remainder of the current Term (“Base Salary Severance”), which, subject to Section 2(d) below, shall be paid/provided pursuant to normal payroll practices during the remainder of the scheduled period of the Term (all items within this clause (2) to be referred to as the “Severance Benefits”).

(d)       Notwithstanding anything to the contrary above, in order for Executive to become eligible to receive the Non-Renewal Payment or the Severance Benefits, Executive must first execute, and not revoke during the required revocation period, a general release in favor of the Company, its affiliates and their respective officers and directors, in the form attached hereto as Exhibit B (the “Release”). If the Release is not executed and returned to Company on or before the Release Expiration Date (defined below), or the required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any portion of the Non-Renewal Payment or Severance Benefits, as applicable. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which Company delivers the Release to Executive (which shall occur no later than seven (7) days after the applicable termination date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Executive is age 40 or over as of the applicable termination date, the date that is forty-five (45) days following such delivery date. If any portion of the Non-Renewal Payment or the Severance Benefits are delayed due to this Section 2(d), such amounts will be aggregated and paid, without interest, on the first scheduled payroll period that occurs immediately after any required revocation period immediately following the Release Expiration Date, provided that such termination of employment occurs on or after November 2 of a particular calendar year, then Base Salary Severance and Non-Renewal Payments will not begin to be paid prior to the first payroll date of the immediately following calendar year (and on such date Executive will receive all the amounts which Executive should have received prior to such date, but did not receive as a result of this proviso).

(e)       Company agrees to provide group life insurance for Executive at no charge to Executive in the amount of $1,000,000 during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

3.	Compensation and Benefits.

(a)       Base Salary. The Company shall pay Executive a salary of $950,000 per annum (“Base Salary”), payable in accordance with the Company’s normal payroll process. Base Salary shall not be decreased during the Term without the consent of Executive. Executive’s Base Salary shall be reviewed annually and may be increased annually and from time to time by the Board with the consent of the Compensation Committee of the Board (the “Committee”) if required by applicable law and regulations.

(b)       Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board (such bonus opportunity, the “Annual Bonus”). Executive’s target annual incentive compensation opportunity under such incentive program shall be up to one hundred percent (100)% of Executive’s Base Salary (the “Target Bonus”) but may exceed the Target Bonus at the discretion of the Committee for overperformance. The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Committee. The Annual Bonus shall be payable in the year following the year for which it is earned, but no later than March 15th of such year, in each case, subject to Executive being employed by the Company on December 31 of the year for which the Annual Bonus is payable. The Annual Bonus may be paid in cash or Shares (based on the fair market value of the Shares on the payment date of the Annual Bonus), with such vesting terms as determined by the Committee, provided that the form of payment and vesting terms of payment are determined no later than June 30 of the year for which the Annual Bonus is payable and shall not be subject to any performance vesting terms, and otherwise shall be paid in lump sum cash payment.

(c)       Long Term Incentive. Executive will also be eligible to participate in the Company’s long term incentive program as governed by the Committee and subject to a restricted share unit agreement or other agreement as approved by the Committee.

(d)       Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(e)       Executive Benefits. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its Executives, including but not limited to annual physicals, personal umbrella liability insurance or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(f)       Other Employee Benefits. Executive shall also be entitled to the following benefits:

(i)	thirty-five (35) days of PTO (as that term is defined in the Employee Handbook) for each twelve (12) months of the Term, or such greater period as may be approved from time to time by the Board;

(ii)	paid holidays pursuant to the local Company Group subsidiary for which Executive is employed and any and all other work-related leave (whether sick leave or otherwise) as provided to Company’s employees pursuant to the local Company Group subsidiary’s policies and/or practices;

(iii)	participation in such employee benefit plans to which employees of the Company, their dependents and beneficiaries generally are entitled during Term and, including, without limitation, health insurance, disability and life insurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible; and

(iv)	as Executive undertakes significant business networking and business generation activities in Austin Country Club, reimbursement of Executive’s Austin Country Club membership dues, payable to Executive within thirty days of Executive’s submission of request for reimbursement.

4.       Reimbursement of Expenses. The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel (which Executive may undertake at business-class level) and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time with any value attributed to Executive for U.S. tax purposes to be grossed up for U.S. taxes.

5.       Non-Disclosure of Confidential Information. “Confidential Information” means and includes all confidential, competitively valuable, non-public or proprietary information that relates or belongs to the Company or any member of the Company Group, including, without limitation, all such information known by Executive about the Company’s business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives. Executive will not, while this Agreement is in effect or at any time after its termination, directly or indirectly, use or disclose any Confidential Information, except in the good faith performance of Executive’s duties for the Company, or to other persons as directed by the Board. Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information. Upon termination of employment with the Company, and at any time upon request by the Board, Executive will deliver to the Company (without retaining copies thereof) all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, electronic data, drawings, diagrams, and printouts, as well as any tapes, discs, flash drives or other forms of recorded information; provided, however, that Executive may retain (i) Executive’s personal financial, insurance, identification and health records or documents, and (ii) the contact information of Executive’s personal contacts and any portion of Executive’s personal correspondence to the extent such retained portion does not contain Confidential Information. If Executive violates any provision of this Section while this Agreement is in effect or after termination, the Company specifically reserves the right, in addition to all other rights and remedies available to the Company at law and equity, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Section. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than by Executive’s breach of this Agreement or any other confidentiality agreement; (ii) the Executive learns from a third party who is not under an obligation of confidence to any member of the Company Group; (iii) is required to be disclosed pursuant to any applicable law or court order or is required to be disclosed by the Executive in connection with the defense or prosecution of any action by or against any member of the Company Group; or (iv) the Executive independently develops outside of his working time for the Company’s or any other member of the Company Group’s and without the use of the Company’s or any member of the Company Group’s equipment, supplies, facilities or Confidential Information. If the Executive becomes legally required to disclose any Confidential Information, except as prohibited by applicable law or if such disclosure is in connection with Executive’s defense or prosecution of any action by or against the Company Group, he will provide the Company with prompt notice thereof so that the Company Group may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5) to permit a particular disclosure. If such protective order or other remedy is not obtained, or the applicable Company Group member waives compliance with the provisions of this Section 5 to permit a particular disclosure, the Executive will furnish only that portion of the Confidential Information which he is legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company and/or any Company Group member to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the above, or anything else in this Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any state and federal trade secret laws if the Executive discloses Confidential Information rising to the level of a trade secret: (x) in confidence to a government official, either directly or indirectly, or attorney for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal; or (z) to an attorney representing the Executive in a claim for retaliation for reporting suspected violations of law. Furthermore, nothing in this Agreement prohibits the Executive from speaking with law enforcement, the Equal Employment Opportunity Commission, a state division of human rights, a local commission on human rights, or an attorney retained by the Executive or otherwise communicating with any government agency regarding a possible violation of law. Moreover, nothing in this Agreement shall be construed to: (i) prohibit the Executive from lawfully making reports to or communicating with any government agency or law enforcement entity regarding possible violations of law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to or prior approval by any Company Group member of any reporting described in clause (i) hereof; or (iii) limit the Executive’s right to receive an award for any reporting, providing any information, or filing described in clause (i) hereof; or (iv) deny the Executive the right to disclose information about unlawful acts in the workplace, including, but not limited to discrimination or harassment based on any protected category and unlawful retaliation.

6.       Restrictive Covenants.

(a)       Non-Competition. Executive acknowledges that in the course of Executive’s employment with the Company and its affiliates, Executive has, and will continue to, become familiar with the Company’s and its affiliates’ Confidential Information, trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its affiliates. In consideration thereof, including, without limitation, the Company’s promise to provide Executive access to Confidential Information, during Executive’s employment with the Company or an affiliate and for a period of one (1) year thereafter (the “Restricted Period”), Executive shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more shareholder or equity interest owner in, partner in, or consultant to, any business that provides fronting insurance services in any area or region where the Company (or any affiliate) conducts business (“Competition”). Notwithstanding the foregoing, Executive shall not be deemed to be in Competition with the Company if Executive: (i) holds passive investments funds in any pooled investment vehicle or (ii)(A) works in a separate division, department or unit that does not compete with the business of the Company (or any affiliate), and (B) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate).

(b)       Non-Solicitation.  Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other person, firm, corporation or business entity: (1) during the two (2) year period immediately following termination of employment with the Company or any affiliate, induce or attempt to induce any ceding company, affinity group or policyholder of the Company (or any affiliate), or any prior ceding company, affinity group or policyholder that was a ceding company, affinity group or policyholder of the Company (or any affiliate) within twelve (12) months of such contact, in each case with whom Executive interacted or about whom Executive had access to Confidential Information during the course of employment with the Company (or any affiliate), for the purpose of providing fronting insurance services to such person; (2) during the one (1) year period immediately following termination of employment with the Company or any affiliate, solicit or attempt to solicit, hire or attempt to hire, or call, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact, with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (3) during the one (1) year period immediately following termination of employment with the Company or any affiliate, induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her service or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact. The foregoing restrictions shall not include (A) general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the internet and other media) not specifically directed towards employees of the Company or its affiliates, (B) serving as a third-party reference for any employee or independent contractor or providing advice to any employees, (C) undertaking any action in furtherance of performance of duties hereunder, or (D) undertaking any of such activities with respect to persons listed on Exhibit A.

(c)       Damages. Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in this Agreement, and (ii) the immediate and irreparable damage which could be caused to the Company for which would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of this Section 6 by injunction and restraining order against Executive if Executive breaches any of said provisions, without necessity of providing a bond or other security and in addition to all other rights and remedies available to the Company at law and equity.

(d)       Reasonable Restraint. The parties hereto agree that this Section 6 imposes a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, goodwill and legitimate business interests.

7.       Construction. If the provisions of Section 6 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with Section 9 is hereby authorized, requested, and instructed to reform such paragraph to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

8.       Ownership of Inventions. Executive shall promptly disclose in writing to the Board all inventions, discoveries, and improvements conceived, devised, created, or developed by Executive in connection with his employment (collectively, the “Invention”), and Executive shall transfer and assign, and does hereby transfer and assign, to the Company all right, title and interest in and to any such Invention, including any and all domestic and foreign patent rights, domestic and foreign copyright rights therein, and any renewal thereof. Such disclosure is to be made promptly after the conception of each Invention, and each Invention is to become and remain the property of the Company, whether or not patent or copyright applications are filed thereon by the Company. Upon request of the Company, Executive shall execute from time to time during or after the termination of employment such further instruments including, without limitation, applications for patents and copyrights and assignments thereof as may be deemed necessary or desirable by the Company to effectuate the provisions of this Section 8.

9.       Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of Texas without giving effect to the principles of conflict of laws thereof that would result in the application of the laws of a jurisdiction other than Texas. The Company and Executive hereby each consent to the exclusive jurisdiction of the state and federal courts sitting in of Travis County, Texas, with respect to any dispute arising under the terms of this Agreement and further consent that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without Texas, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within Texas shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

10.       Indemnification. To the fullest extent permitted by law, and subject to, the Company’s Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive (and provide for advancement of expenses) against any losses, damages or expenses (including reasonable attorney’s fees) incurred by Executive or on Executive’s behalf in connection with any threatened or pending action, suit or proceeding in which Executive is or becomes a party by virtue of Executive’s employment (including employment prior to the date hereof) by the Company, Kestrel Group LLC, Kestrel Service Corporation (together with Kestrel Group LLC and current and former affiliates of such entities, “Kestrel”), or any current or former affiliates of the Company or Kestrel or by reason of his having served as an officer or director of the Company, Kestrel, or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity (including with respect to any action by or against Kestrel, the Company or any other member of the Company Group (the “Indemnity”). Notwithstanding the foregoing, Executive shall not be entitled to any such Indemnity with respect to liability that arises from Executive’s willful misconduct, fraud, gross negligence, or criminal acts, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction. Any advance of expenses provided to Executive in accordance with this Section 10 shall be promptly repaid to the Company upon written demand by the Company or the Company may, to the extent permitted by applicable law, offset any such amounts against any compensation or other amounts otherwise due to Executive. Additionally, the Company shall provide Executive with coverage, at its expense, under directors’ and officers’ insurance coverage in an amount and on terms generally consistent with industry standard for companies similar to the Company from the Effective Time and thereafter, including containing a six-year post-termination of employment tail coverage. For avoidance of doubt, this Section 10 shall not be construed in any way to limit (and shall be read as in addition to) that certain Indemnification Agreement entered into by and between the Executive and the Company, dated May 27, 2025; provided, to the extent that the indemnification provided for under the Indemnification Agreement would be any more restrictive than the Indemnity, this Agreement is deemed to modify the Indemnification Agreement such that any indemnification provided for under the Indemnification Agreement shall be at least equal to the Indemnity provided for herein. In addition, for avoidance of doubt, the Indemnification Agreement shall be expanded to include any action which was taken or omitted by Executive in Executive’s capacity as an employee, director, or officer of Kestrel. It is understood that the terms and conditions contained herein shall be in addition to (and not in substitution of) the rights which the Executive has under that certain Indemnification Agreement, dated May 27, 2025, by and between the Executive and the Company.

11.       Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

12.       Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under any applicable employment or income tax laws or similar statutes or other provisions of law then in effect.

13.       No Restrictions. Executive represents and warrants that as of the Effective Time, Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder. In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

14.       Section 409A. It is intended that this Agreement and the payments and benefits hereunder will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder (“Section 409A”), to the extent applicable, and the Agreement shall be interpreted on a basis consistent with such intent. Neither the Company nor any subsidiary or affiliate makes any representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A, and neither the Company, any subsidiary, affiliate or owner of the Company shall be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A, other than if such tax or penalties are caused by Company’s breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A, to the extent required under Section 409A, shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s date of death. Following any applicable six-month delay, any payments delayed by reason of application of the immediately prior sentence shall be paid on the first regular payroll date following such six-months anniversary. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be a “separation from service” within the meaning of Section 409A and interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

15.       Section 280G of the Code. Notwithstanding any provision of this Agreement or any other plan, agreement, or arrangement to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its respective affiliates cannot be approved by the Company’s shareholders pursuant to Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, and would therefore constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of their respective affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by an independent nationally recognized accounting firm hired by Company with the approval of the Executive. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its respective affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Similarly. if payments and/or benefits are reduced by an amount larger than was required (such excess amount, “Over Reduction Amount”) pursuant to clause (a), above (if clause (a) applied in such event), then the Company shall immediately pay or provide, as applicable, Executive the Over Reduction Amount upon there being determined that Over Reduction Amount exists. Nothing in this Section 4 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

16.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

17.       Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding (as of the Effective Time) all prior understandings and agreements, whether written or oral, including but not limited to the Prior Employment Agreement. Notwithstanding the foregoing, in the event that Executive is subject to any other restrictive covenants with respect to any member of the Company Group, the restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). This Agreement may not be amended or revised except by a writing signed by the parties.

18.       Miscellaneous.

(a)       This Agreement shall become effective (the “Effective Time”) as of the date this Agreement is fully executed.

(b)       This Agreement will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns. Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Executive’s representations and covenants hereunder and shall be entitled to enforce this Agreement as if a party hereto.

(c)       The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(d)       All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing at the addresses listed in the preamble to this Agreement.

19.       Key Man Insurance Authorization. At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy. The Company will be required to pay all premiums due on such policies. Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

[signature page follows]

Kestrel Group Ltd

By: /s/ Terry Ledbetter

Name: Terry Ledbetter

Title: Executive Chairman

EXECUTIVE

/s/ Bradford Luke Ledbetter

Bradford Luke Ledbetter

Exhibit B

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by ____________________(“Executive”) and Kestrel Group Ltd (the “Company”) and is that certain Release referred to in Section 2(d) of the Employment Agreement effective as of August 8, 2025, by and between the Company and Executive (the “Employment Agreement”). Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.

1.       Separation Date. Executive acknowledges and agrees that the last day of Executive’s employment with the Company was ___________, 2___ (the “Separation Date”). As of the Separation Date, Executive ceased to have any further employment relationship with the Company or any member of the Company Group. Executive acknowledges and agrees that, as of the Separation Date, Executive will automatically be deemed to have resigned, to the extent applicable: as an officer of the Company and each affiliate of the Company for which Executive served as an officer.

2.       Release Benefit. Provided that (a) Executive executes this Release on or after the Separation Date and returns it to the Company, care of [NAME] [ADDRESS] [E-MAIL] so that it is received by [NAME] no later than 11:59 p.m., central standard time on [DATE THAT IS 21 OR 45 DAYS (AS APPLICABLE) FOLLOWING THE SEPARATION DATE OR DATE EMPLOYEE IS GIVEN EXECUTION VERSION OF RELEASE, WHICHEVER IS LATER], (b) does not exercise his revocation right pursuant to Section 7 below, and (c) abides by each of Executive’s commitments set forth herein, then the Company will provide Executive the [Non-Renewal Payment][Severance Benefits] pursuant to the terms of the Employment Agreement (the “Release Benefit”).

3.       Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Release, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment, and Executive has received all wages and been paid all sums that Executive is owed or ever could be owed by the Company and the other Company Parties (other than the Release Benefit and, if not paid at the time Executive signs this Release, Executive’s regular pay for the pay period in which the Separation Date occurred). For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to the Release Benefit (or any portion thereof) but for Executive’s entry into (and non-revocation of) this Release and compliance with the terms herein.

4.       Release of Liability for Claims.

(a)       In consideration of Executive’s receipt of the Release Benefit (and any portion thereof), Executive hereby releases, discharges and acquits the Company, Kestrel Group LLC, Kestrel Service Corporation and, solely in their capacity as such, each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any claims, damages, or causes of action related solely to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter existing on or prior to the date on which Executive signs this Release which relates to Executive’s employment with the Company Party or any of its affiliates (the “Signing Date”), including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Occupational Safety and Health Act; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) Chapter 21 of the Texas Labor Code, including Tex. Lab. Code § 21.051 and § 21.055, and the Texas Genetic Testing Law (Texas Lab. Code §§ 2 I.40I - 21 .405), the Texas Workers’ Compensation Act (including retaliation and other claims under Chapter 451 of the Texas Labor Code, formerly Article 8307 of the Texas Workers’ Compensation Act), the Texas Payday Law (Chapter 61 of the Texas Labor Code), any other claims under the Texas Labor Code, Texas disability discrimination law (Tex. Hum. Res. Code §§ 121.001 et seq.), the Texas Communicable Diseases Law (Tex. Health & Safety Code §§ 81.101 et seq.), any other claims under the Texas Health and Safety Code, the Texas Civil Practice and Remedies Code (including any claim for attorneys’ fees under Chapter 38 of the Texas Civil Practice and Remedies Code), the Texas Occupations Code; (H) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (I) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Executive may have under any employment contract (including the Employment Agreement), incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Release (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)       Notwithstanding the foregoing, the Released Claims do not include: (i) any rights to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA and that cannot be released pursuant to ERISA, (ii) any claims based on facts occurring after the Signing Date, (iii) any claims that cannot be released under applicable law; (iv) Executive’s ability to file a claim for unemployment insurance or workers’ compensation benefits, (v) any rights to Accrued Rights, (vi) any rights as a direct or indirect equityholder of the Company and its affiliates, (vii) any rights to indemnification or advancement of expenses under an agreement applicable to Executive or applicable law, and (viii) any rights to receive coverage, and benefits under, under directors’ and officers’ insurance coverage applicable to Executive.

(c)       Further notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local governmental agency, commission, or regulatory authority (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such a Governmental Agency or providing documents or other information to a Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Nothing in this Release prevents Executive from making any report to or communication with a Governmental Agency that is protected by any applicable whistleblower law, and further notwithstanding this release of liability, nothing in this Release limits Executive’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity).

5.       Restrictive Covenants. Executive acknowledges and agrees that Executive has continuing confidentiality and restrictive covenant obligations to the Company Group as set forth in the Employment Agreement, and Executive shall abide by the terms of the such covenants after the Separation Date.

6.       Executive’s Acknowledgments. This Release is an important legal document, and the Company hereby advises Executive to consult with an attorney of Executive’s choosing before entering into this Release. By executing and delivering this Release, Executive expressly acknowledges that:

(a)       Executive has carefully read this Release and has had sufficient time (and at least [21] [45] days) to consider this Release before signing it and delivering it to the Company;

(b)       Executive has been advised in writing to discuss this Release with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Release;

(c)       Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated herein; and Executive is signing this Release knowingly, voluntarily and of Executive’s own free will, and understands and agrees to each of the terms of this Release;

(d)       The only matters relied upon by Executive and causing Executive to sign this Release are the provisions set forth in writing within the Employment Agreement and this Release; and

(e)       Executive would not otherwise have been entitled to the Release Benefit but for Executive’s agreement to be bound by the terms of this Release.

7.       Revocation Right. Executive may revoke the delivery (and therefore the effectiveness) of this Release within the seven (7)-day period beginning on the date Executive executes this Release (such seven (7) day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed Executive and must be received by [NAME] [ADDRESS] [E-MAIL] before 11:59 p.m., central standard time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, no Release Benefit shall be provided and this Release shall be null and void. Provided that Executive does not revoke his signature on this Release during the Release Revocation Period, this Release shall become effective on the eighth (8th) day after Executive executes the Release.

8.       Return of Company Property. Executive represents and warrants that he has returned (without retaining copies thereof) to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information and all other materials provided to Executive by the Company or any other Company Party in the course of Executive’s employment.

9.       Representation About Claims. Executive represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

10.       Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

11.       Withholding of Taxes and Other Deductions. Executive acknowledges that the Company may withhold from the Release Benefit all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

12.       Choice of Law, Jurisdiction and Venue. This Release shall be governed by and construed in accordance with the laws of Texas without giving effect to the principles of conflict of laws thereof that would result in the application of the laws of a jurisdiction other than Texas. The Company and Executive hereby each consents to the exclusive jurisdiction of the state and federal courts sitting in of Travis County, Texas, with respect to any dispute arising under the terms of this Release. Each party acknowledges and agrees that any controversy which may arise under this Release is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Release, or the breach, termination or validity of this Release, or the transactions contemplated by this Release. The parties further agree that any judgment, order or injunction granted by any court within Texas shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

13.       Successors and Assigns; Third Party Beneficiaries. The parties’ obligations hereunder shall be binding upon their respective heirs, successors and assigns. The rights of the parties and the other Company Parties shall inure to the benefit of, and be enforceable by, such persons and their respective heirs, successors and assigns. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, warranties, representations and release of claims set forth in this Release and entitled to enforce such provisions as if it was a party hereto.

14.       Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

IN WITNESS WHEREOF, the Company and Executive have executed this Release as of the dates set forth below, effective for all purposes as provided above.

Bradford Luke Ledbetter

Date:

KESTREL GROUP LTD

By:
Name:
Title:
Date:

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